Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of Webloyalty Holdings, Inc. (“Webloyalty”):
Independent Auditors’ Report	2
Consolidated Balance Sheets of Webloyalty as of December 31, 2010 and 2009	3
Consolidated Statements of Operations of Webloyalty for the years ended December 31, 2010, 2009 and 2008	4
Consolidated Statements of Convertible Preferred Stock, Stockholders’ Equity and Comprehensive Income (Loss) of Webloyalty for the years ended December 31, 2010, 2009 and 2008	5
Consolidated Statement of Cash Flows of Webloyalty for the years ended December 31, 2010, 2009 and 2008	6
Notes to Audited Consolidated Financial Statements	7

Independent Auditors’ Report

The Board of Directors

Webloyalty Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Webloyalty Holdings, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, convertible preferred stock, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webloyalty Holdings, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

See note 3 which describes the merger of the Company in 2011 and note 15 which describes commitments and contingencies of the Company.

/s/ KPMG LLP

March 4, 2011

Stamford, CT

WEBLOYALTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2010 and 2009

(In thousands, except share and per share data)

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$26,105	36,930
Accounts receivable, net of allowances of $40 and $35	4,485	5,568
Other receivables	3,384	3,391
Prepaid expenses and other current assets	5,565	2,912
Deferred direct-response advertising costs, net	13,794	68,160
Income taxes receivable	2,022	—
Deferred income taxes	1,620	—

Total current assets	56,975	116,961
Property and equipment, net	5,245	9,658
Goodwill	102,752	102,752
Intangible assets, net	19,739	28,882
Deferred financing costs, net	—	166
Other assets	275	310

Total assets	$184,986	258,729

Liabilities and Stockholders’ Equity
Liabilities:
Current portion of long-term debt	$—	43,179
Accounts payable	6,778	18,417
Accrued liabilities	43,380	40,872
Customers’ refundable fees	15,179	25,589
Income taxes payable	2,159	1,860
Deferred income taxes	—	19,599
Current portion of deferred liabilities	778	119

Total current liabilities	68,274	149,635
Long-term deferred rent liability	807	946
Other long-term liabilities (note 15)	—	13,153
Deferred income taxes	4,382	9,288

Total liabilities	73,463	173,022

Commitments and contingencies (see note 15)
Stockholders’ equity:
Convertible Preferred Stock, voting par value $0.01 per share. Authorized 2,000,000 shares; issued and outstanding 1,131,839 shares in 2010 and 2009 (liquidation value of $96,591 and $96,591, respectively)	11	11
Common Stock, par value $0.01 per share. Authorized 97,500,000 shares; issued 25,841,229 shares and outstanding 24,809,823 shares in 2010 and issued 25,956,474 shares and outstanding 24,925,068 shares in 2009	260	260
Treasury Stock, 1,031,406 and 1,031,406 shares at cost in 2010 and 2009, respectively	(3,538)	(3,538)
Additional paid-in-capital	134,574	133,177
Retained deficit	(19,300)	(43,924)
Accumulated other comprehensive loss	(484)	(279)

Total stockholders’ equity	111,523	85,707

Total liabilities and stockholders’ equity	$184,986	258,729

See accompanying notes to consolidated financial statements.

WEBLOYALTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2010, 2009 and 2008

(In thousands, except share and per share data)

	2010	2009	2008
Net revenues	$214,064	286,637	251,659

Operating costs and expenses:
Product and customer service	29,676	33,437	34,635
Direct-response advertising	93,611	122,104	91,339
Other advertising, marketing and sales	5,485	19,509	19,879
General and administrative	39,341	42,081	41,704
Litigation and legal costs	4,390	36,639	12,706
Merger legal fees	1,391	—	—
Depreciation and amortization	3,647	3,523	3,081
Amortization of intangible assets	6,382	7,517	6,760
Impairment of investment in nonpublicly traded company	—	—	216
Goodwill impairment	—	95,600	—
Loss on disposal of Lift Media business	4,363	—	—

Total costs and expenses	188,286	360,410	210,320

Income (loss) from continuing operations	25,778	(73,773)	41,339
Amortization of deferred financing costs	(366)	(450)	(450)
Interest expense, net	(1,703)	(4,054)	(4,224)

Income (loss) from continuing operations before income taxes	23,709	(78,277)	36,665
Income tax (benefit) expense	(915)	12,177	17,145

Net income (loss) from continuing operations	24,624	(90,454)	19,520
Loss from discontinued operations (net of tax benefit of $0, $437 and $1,370)	—	(621)	(1,979)
Gain on sale of discontinued operations (including tax benefit of $0, $293 and $0)	—	449	—

Net income (loss)	$24,624	(90,626)	17,541

See accompanying notes to consolidated financial statements.

WEBLOYALTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statement of Convertible Preferred Stock, Stockholders’ Equity and Comprehensive Income (loss)

Years ended December 31, 2010, 2009 and 2008

(In thousands, except share and per share data)

						Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (deficit)	Total stockholders’ equity

	Preferred stock		Common stock		Treasury stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2007	1,131,839	$11	24,697,886	$247	(3,005)	124,929	(31)	29,038	151,189
Share-based payment compensation	—	—	432,174	4	—	2,740	—	—	2,744
Common stock issued in connection with exercise of stock options	—	—	97,100	1	—	40	—	—	41
Excess tax benefit from stock option exercises	—	—	—	—	—	2	—	—	2
Comprehensive income (loss):
Net income	—	—	—	—	—	—	—	17,541	17,541
Foreign currency translation adjustment	—	—	—	—	—	—	(375)	—	(375)

Total comprehensive income									17,166

Balance at December 31, 2008	1,131,839	$11	25,227,160	$252	$(3,005)	$127,711	$(406)	$46,579	$171,142
Share-based payment compensation	—	—	—	—	—	3,687	—	—	3,687
Common stock issued in connection with exercise of stock options	—	—	729,314	8	—	862	—	—	870
Purchase of common stock for treasury	—	—	—	—	(533)	—	—	—	(533)
Excess tax benefit from stock option exercises	—	—	—	—	—	917	—	—	917
FIN 48 adoption (note 2)	—	—	—	—	—	—	—	123	123
Comprehensive income (loss):
Net income	—	—	—	—	—	—	—	(90,626)	(90,626)
Foreign currency translation adjustment	—	—	—	—	—	—	127	—	127

Total comprehensive (loss)									(90,499)

Balance at December 31, 2009	1,131,839	$11	25,956,474	$260	$(3,538)	$133,177	$(279)	$(43,924)	$85,707
Share-based payment compensation	—	—	—	—	—	1,930	—	—	1,930
Restricted stock grants forfeited	—	—	(115,245)	—	—	(533)	—	—	(533)
Comprehensive income (loss):
Net income	—	—	—	—	—	—	—	24,624	24,624
Foreign currency translation adjustment	—	—	—	—	—	—	(205)	—	(205)

Total comprehensive income									24,419

Balance at December 31, 2010	1,131,839	$11	25,841,229	$260	$(3,538)	$134,574	$(484)	$(19,300)	$111,523

See accompanying notes to consolidated financial statements.

WEBLOYALTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2010, 2009 and 2008

(In thousands, except share and per share data)

	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$24,624	(90,626)	17,541
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations, net of tax	—	621	1,979
Gain on sale of discontinued operations, net of tax	—	(449)	—
Loss on sale of assets of Lift Media	4,363	—	—
Depreciation and amortization	3,647	3,523	3,081
Impairment of goodwill	—	95,600	—
Share-based compensation expense	1,397	3,608	3,669
Amortization of intangible assets	6,382	7,517	6,760
Amortization of deferred financing costs	366	450	450
Deferred income taxes	(26,168)	(2,186)	(874)
Excess tax benefit from exercise of stock options	—	(917)	(2)
Impairment of investment in nonpublicly traded company	—	—	216
Changes in operating assets and liabilities:
Accounts receivable	1,084	941	(2,921)
Other receivables	7	2,512	(1,906)
Prepaid expenses and other current assets	(2,652)	280	(2,144)
Deferred direct-response advertising costs	54,366	(9,745)	(12,245)
Other assets	35	166	151
Accounts payable	(11,640)	1,954	8,234
Accrued liabilities	2,508	5,203	13,791
Customers’ refundable fees	(10,410)	(2,357)	6,340
Income taxes payable	(1,679)	858	1,254
Other liabilities	(13,192)	13,074	6

Net cash flow from continuing operating activities	33,038	30,027	43,380
Cash flows of discontinued operations	—	1,149	(2,889)

Net cash flow from operating activities	33,038	31,176	40,491

Cash flows from investing activities:
Purchases of property and equipment	(1,528)	(3,172)	(5,334)
Investment in nonpublicly traded company	—	—	(152)
Proceeds from sale of Lead Relevance, net of costs	—	1,419	—
Proceeds on sale of assets of Lift Media	1,250	—	—
Acquisitions, net of cash acquired	—	(3,213)	(9,547)
Cash flows of discontinued operations	—	(226)	156

Net investing activities	(278)	(5,192)	(14,877)

Cash flows from financing activities:
Repayments of borrowings	(43,179)	(11,713)	(11,001)
Debt financing fees	(200)	—	—
Tax payments related to restricted stock issuance	—	—	(1,073)
Proceeds from exercise of stock options	—	870	41
Tax benefit from exercise of stock options	—	917	2
Purchase of common stock for treasury	—	(533)	—

Net financing activities	(43,379)	(10,459)	(12,031)
Effect of exchange rate changes on cash	(206)	63	(394)
Net increase (decrease) in cash and cash equivalents	(10,825)	15,588	13,189
Cash and cash equivalents, beginning of year	36,930	21,342	8,153

Cash and cash equivalents, end of year	$26,105	36,930	21,342

Supplemental disclosures of cash flow information:
Income taxes paid	$27,300	13,708	17,656
Interest paid	2,297	4,372	4,089

See accompanying notes to consolidated financial statements.

WEBLOYALTY HOLDINGS, INC. AND SUBSIDIARIES

Notes to Audited Consolidated Financial Statements

(In thousands, except share and per share data)

(1)	Description of Business and Basis of Presentation

(a)	Description of Business

Webloyalty Holdings, Inc. together with its subsidiaries (the Company) is a leading online technology-based marketing services company. The Company’s business enables US, UK and France e-commerce, e-travel and e-subscription sites (client sites) to further capitalize on transactions with their customers by providing access to savings and protection subscription-based service programs on an outsourced, turnkey basis at no cost to the client. For client sites, the Company’s services are designed to enhance customer loyalty, encourage repeat purchases and generate additional revenues. For the online consumers, the Company provides access to discounts and protection benefits in exchange for a monthly subscription fee.

(b)	Basis of Presentation

The accompanying consolidated financial statements, which include the accounts of Webloyalty Holdings, Inc. and its wholly owned subsidiaries, have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany accounts and transactions have been eliminated in consolidation. Operating results of acquired businesses are included in the consolidated financial statements beginning the day of their respective dates of acquisition.

Certain reclassifications have been made to the 2009 and 2008 consolidated financial statements to conform to the 2010 presentation.

(2)	Summary of Significant Accounting Policies

(a)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2010 and 2009 cash equivalents consisted of $0 and $29,583, respectively, of overnight repurchase agreements that invest in U.S. government securities.

(b)	Software Development Costs

The Company capitalizes internal-use software development costs, which include web site development, in accordance with authoritative guidance which established principles and requirements for Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and Accounting for Web Site Development Costs. This authoritative guidance requires certain costs of development or purchase of internal-use software to be capitalized and amortized over the estimated useful life of the software and that costs for the preliminary project stage and post-implementation stage of an internal-use computer software development project be expensed as incurred.

In connection with the Lift Media and Loyalty Ventures acquisitions on May 27, 2008 and June 30, 2008, respectively, (discussed in note 4) the Company acquired $2,600 and $600 of internally developed software.

Capitalized software development costs at December 31, 2010 and 2009 totaled $6,137 and $8,827, respectively, and are recorded as property and equipment in the consolidated balance sheets. Accumulated amortization for these costs was $4,391 and $4,682 at December 31, 2010 and 2009, respectively. In connection with the disposal of the Lift Media business in 2010 (see Note 4), the Company wrote off $2,294 of net software development costs.

(c)	Deferred Financing Costs

Direct costs of obtaining the Company’s line of credit (see note 9), consisting primarily of an initial commitment fee and legal costs, were capitalized as deferred financing costs and were amortized using the straight-line method over the term of the line of credit (through 2010).

(d)	Goodwill

Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of identifiable tangible and intangible net assets acquired. In accordance with authoritative guidance issued by the FASB and which established principles and requirements for Goodwill and Other Intangible Assets, goodwill and other indefinite-lived intangible assets are not amortized. Instead, these assets are reviewed for impairment at least annually and again during an interim period should a triggering event occur. The first step of the impairment test is used to identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of a reporting unit exceeds its book value, goodwill of the reporting unit is not impaired and the second step of the impairment test (measurement) is not required. If the book value of a reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit’s goodwill with the book value of that goodwill. If the book value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination.

The Company’s annual impairment review is performed in the second calendar quarter as of April 30. The Company estimates reporting unit fair values utilizing discounted future cash flow projections and as appropriate analyses of comparable public company market trading multiples and/or private and public company market transaction multiples. As a result of certain factors indicating potential impairment, the Company conducted an interim impairment assessment of goodwill at December 31, 2009 resulting in an impairment charge of $95,600 (See note 6). There was no impairment of goodwill in 2010 or 2008.

(e)	Acquired Intangible Assets

The fair values of acquired intangible assets were estimated as of the acquisition dates utilizing the income and cost valuation approaches. Under the income approach, the Company estimated the fair value of the assets based on discounted future cash flow projections. Under the cost approach, the Company estimated the fair value of the acquired assets based on the cost to reproduce or replace the functionality of the assets. Both the income and cost approaches are dependent on a number of factors including management’s estimates of forecasted revenues and expenses. Although the Company based its fair value estimates on assumptions it believes to be reasonable, those assumptions may differ from actual results.

The Company amortizes acquired intangible assets using the straight-line method over their expected useful lives ranging from 2 to 14 years.

(f)	Impairment of Long-Lived Assets

The Company accounts for the impairment of long-lived assets in accordance with authoritative guidance issued by the FASB, which established principles and requirements for Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets, including property and equipment and definite-lived intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the excess of the carrying amount over its fair value. For purposes of recognition and measurement of an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Any resulting impairment loss shall reduce the carrying amount only of the long lived assets of the group. Assets to be disposed of, where applicable, are presented separately in the consolidated balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of such a disposal group are classified as held-for-sale and would be presented separately in the appropriate asset and liability sections of the consolidated balance sheets.

(g)	Deferred Rent Liability

The Company is party to certain noncancelable operating leases which provide for uneven monthly cash payments. For financial reporting purposes, the Company follows the authoritative guidance issued by the FASB, which established principles and requirements for Accounting for Leases, which requires the total payments be recognized on a straight-line basis over the lease term, including periods of free rent, if any.

(h)	Share-Based Compensation

The Company accounts for share-based compensation in accordance with FASB ASC 718, Compensation—Stock Compensation, which requires companies to recognize expense over the requisite service period in the statement of operations for the grant-date fair value of awards of share based payments. In accordance with this authoritative guidance, the Company recorded related equity compensation expense of $1,397, $3,687 and $3,785 for the years ended December 31, 2010, 2009 and 2008, respectively. Compensation costs are recognized ratably over the vesting term from the date awards are granted. Fair values of the Company’s common shares used in determining the fair value of awards granted are determined in a manner similar to that used to determine the fair value of reporting units in connection with the Company’s annual goodwill impairment review described in the “Goodwill” section of this note 2. See note 12 for additional information regarding the Company’s share-based compensation plans.

(i)	Revenue Recognition

The Company’s revenues primarily consist of credit card billings earned in connection with monthly and annual membership subscriptions sold to consumers. Subscriptions are recognized as revenue upon the expiration of the cancellation or refund period, which is typically one month. Refundable amounts are reflected in the consolidated balance sheets as customers’ refundable fees. Annual subscription fees are not significant to the Company and are also recognized as revenue on a pro-rata basis upon the expiration of the cancellation or refund period, which is typically the first two months of the subscription term. Annual subscription revenues are recognized over the remaining 10 months and any subscription cancellations are subject to a pro rata refund over this remaining term.

Customers’ refundable fees related to monthly subscriptions were $15,040 and $25,370 at December 31, 2010, and 2009, respectively. In addition, customers’ refundable fees related to annual subscriptions, were $139 and $219 at December 31, 2010 and 2009, respectively.

Subscription-related revenue is reduced for cash rebates expected to be redeemed by customers, which amounts are estimated based on Company-specific historical redemption experience. For the years ended December 31, 2010, 2009, and 2008, subscription-related revenue was reduced by $2,062, $4,354 and $3,419, respectively, for these rebates.

Revenues for Lead Relevance amounted to $8,754 for the period from January 1, 2009 to July 21, 2009 when it was disposed of, and $11,143 for the year ended December 31, 2008. Lead Relevance’s revenues represent student lead generation fees and are recorded based on leads provided to online education buyers and the related contractual revenue per lead with respective buyers. Leads provided to buyers are generally contingent on the buyers’ acceptance of the leads, after performing a series of validity checks. Lead Relevance’s revenues are recognized and recorded on an accrual basis in the month its services are provided. On July 21, 2009, the Company sold the assets related to its Lead Relevance business and the operations are presented as discontinued operations—see note 4.

Revenues for Lift Media amounted to $2,716 and $6,976 for the years ended December 31, 2010 and 2009, respectively, and $3,636 for the period from its May 27, 2008 acquisition date to December 31, 2008. Lift Media’s revenues represent advertising fees and these are recorded based on consumer response and registration for advertising offers and the related contractual pay-in amounts per consumer with respective advertisers. Lift Media’s advertising revenues are recognized and recorded in the month its services are provided. In May 2010, the Company sold certain assets related to its Lift Media business—see note 4.

Revenues for Loyalty Ventures amounted to $1,788 and $1,588 for the year ended December 31, 2010 and 2009, respectively, and $634 for the period from its June 30, 2008 acquisition date (see note 4) to December 31, 2008. Loyalty Ventures revenues primarily represent incentive network commissions generated from online shopping by consumers who transact on Loyalty Ventures’ websites. Loyalty Ventures revenues are recognized and recorded in the month its services are provided.

(j)	Direct-Response Advertising Costs

In accordance with authoritative guidance issued by the FASB, which established principles and requirements for Accounting for Capitalized Advertising Costs, the Company capitalizes and amortizes direct-response advertising costs over the period they produce future benefits if they: (i) generate identifiable sales to consumers who have responded specifically to the advertising and (ii) result in probable future revenues in excess of the advertising costs. These costs represent fees paid to client sites based upon offers viewed by, or Company membership subscriptions sold to online consumers. The Company assesses the realizability of direct-response advertising assets by comparing the carrying amounts of such assets to the probable future revenues expected to result directly from such consumer members. The Company amortizes the capitalized direct-response advertising costs on a straight-line basis over the twelve month period (i.e., the expected duration of a member relationship based on historical experience and known or expected trends) following the month they are capitalized. As of December 31, 2010 and 2009, $13,794 and $68,160, respectively, were reported as deferred direct-response advertising costs in the Company’s consolidated balance sheets. For the years ended December 31, 2010, 2009 and 2008, $93,611, $129,429 and $103,939, respectively, of direct-response advertising costs were amortized and charged to expense in the Company’s consolidated statements of operations, of which $93,611, $122,104 and $91,339 relate to income (loss) from continuing operations.

(k)	Other Advertising, Marketing and Sales Costs

All other advertising, marketing and sales costs that do not represent direct-response advertising as defined under the authoritative guidance from FASB which established principles and requirements for Accounting for Capitalized Advertising Costs are expensed as incurred.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not “more likely than not” that some portion or all of the deferred tax assets will be realized.

(m)	Foreign Currency Translation and Transaction Gains and Losses

The Company’s foreign subsidiaries use their local currency as the functional currency. Accordingly, the foreign subsidiaries’ balance sheet amounts are translated at the exchange rates in effect at year-end, and income statement and cash flow amounts are translated at the average rates of exchange prevailing during the year. Translation adjustments are recorded as a component of stockholders’ equity in “Accumulated other comprehensive (loss).”

Foreign currency transaction gains and losses and losses from certain subsidiaries that had un-hedged currency exposure arising from intercompany debt, which is to be settled in the foreseeable future, and other obligations are included in the determination of net income. The net foreign currency transaction (gains) losses were $317, ($430) and $770 for the years ended December 31, 2010, 2009 and 2008, respectively, and are recorded in “General and administrative” expenses in the consolidated statements of operations.

(n)	Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, principally accounts receivable and accounts payable approximate their fair values at December 31, 2010 and 2009, due to the short-term nature of these instruments. At December 31, 2009 and through November 2010 when the Company’s long-term debt was repaid in full, the carrying value of the Company’s debt approximated its fair value, as the debt carried a variable rate of interest and was required to be paid in full in November 2010.

(o)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its excess balances in an overnight repurchase agreement account with Bank of America that invests in and is collateralized by U.S. government securities.

(p)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs incurred in connection with loss contingencies are also recorded in the period these costs become estimable and probable. See note 15 for additional information regarding the Company’s commitments and contingencies.

(q)	Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires Company management to make estimates and assumptions that affect: (i) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and (ii) the reported amount of revenues and expenses during the reporting periods. On an on-going basis, the Company’s management on a regular basis evaluates its estimates, including those related to the useful lives of long-lived assets, goodwill and other intangible assets, future recoverability of direct-response advertising, income taxes, stock-based and other employee related compensation and contingencies. Actual results could differ from those estimates.

(r)	Recently Issued Accounting Pronouncements

Effective January 1, 2009, the Company adopted provisions of FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes (FIN 48), which addresses the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition and de-recognition of tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, classification, interest and penalties, and disclosure. See note 13 for the impact of adopting FIN 48 on the Company’s results of operations and financial position.

In May 2009, the FASB issued authoritative guidance establishing general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance was issued in order to establish principles and requirements for reviewing and reporting subsequent events and requires disclosure of the date through which subsequent events are evaluated and whether the date corresponds with the time at which the financial statements were available for issue (as defined) or were issued. The guidance was effective for interim or annual financial periods ending after September 15, 2009. We have evaluated events and transactions that occurred after December 31, 2010 through March 4, 2011, the date we issued these financial statements. See note 3 for events subsequent to December 31, 2010.

(3)	Subsequent Event

On January 14, 2011, Affinion Group, Inc., a Delaware corporation (“Affinion”), Affinion’s parent, Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), Parker Holdings, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Affinion (“Merger Holdings”), Parker Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Merger Holdings (“Merger Sub”), and the Company entered into, and consummated, an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub merged with and into the Company (the “Merger”). As a result of the Merger, the Company became a direct wholly owned subsidiary of Merger Holdings. As a result of the Merger, on January 14, 2011, Affinion indirectly acquired all of the capital stock of the Company, and the interest of security holders of the Company immediately prior to the Merger were converted into Holdings’ securities, as follows: (i) the shares of common stock of the Company, par value $0.01 per share (the “Webloyalty Common Stock”), were converted into shares of Holdings’ common stock, par value $0.01 per share (the “Common Stock”), (ii) options to purchase shares of Webloyalty Common Stock granted under the Company’s equity plans, whether vested or unvested, were converted into options to purchase shares of Common Stock, (iii) warrants to purchase shares of Webloyalty Common Stock were converted into warrants to purchase Common Stock and (iv) awards of restricted shares of Webloyalty Common Stock (to the extent unvested) were converted into awards of restricted shares of Common Stock, in each case, as set forth in the Merger Agreement.

As a result of the Merger, each share of convertible preferred stock of the Company, par value $0.01 per share and of the Company’s Treasury Stock or otherwise owned directly or indirectly by the Company immediately prior to the Merger, were cancelled and retired and ceased to exist without payment of any consideration as part of the Merger. Legal expenses related to the Merger were accrued at December 31, 2010 in the amount of $1,391.

As a result of the Merger, certain retention bonuses were earned. The total payment of these retention bonuses is expected to be $3,042, of which $700 was accrued at December 31, 2010.

(4)	Acquisitions and Dispositions

(a)	Lift Media

On May 27, 2008, the Company completed the acquisition of Lift Media’s stock for a preliminary purchase price of $8,317, which was paid to the sellers on the closing date. In addition, $363 of fees and expenses were paid in connection with this acquisition for a total initial purchase price of $8,680.

Under the purchase method of accounting, the preliminary purchase price was allocated to the fair values of the assets acquired and liabilities assumed as of May 27, 2008 as follows:

Asset/liability	Useful life (in years)	Fair value
Cash	n/a	$740
Accounts receivable	n/a	750
Other current assets	n/a	28
Property and equipment	3	17
Internally developed software	5	2,600
Accounts payable	n/a	(809)
Accrued expenses	n/a	(392)
Deferred income taxes	n/a	(2,030)

Total acquired tangible net assets		904

Goodwill	n/a	3,896
Client relationships	9	2,560
Trade names/trademarks	10	190
Noncompete agreements	4	1,130

Total acquired intangible assets		7,776

Total purchase price		$8,680

In August of 2009 the final purchase price was determined. On the basis of a previously agreed upon earn-out agreement, the additional purchase price was determined to be $3,213 and a corresponding increase to goodwill was recorded, making the final purchase price allocated to goodwill for this acquisition $7,109.

The Company was amortizing Lift Media’s acquired intangible assets over their expected period of future benefit, which on a weighted average basis is 7.6 years. The goodwill recognized is not deductible for income tax purposes.

In May 2010, the Company made the decision to dispose of the Lift Media business.

To affect the sale, the Company entered into an agreement to sell all active contracts with clients to TrialPay Inc (“Trial Pay” or the “Buyer”) on May 7, 2010.

On that date, the Company entered into an Asset Purchase Agreement with TrialPay. The Company received $1,250 upon closing of the transaction—$500 of this amount represented a onetime non-refundable payment and the remaining $750 could be earned by the Company within one year of the closing date as part of a revenue share agreement between the Company and the Buyer in which each party receives a 50% share in the net revenues of transactions generated by the sold contracts. If within this one year period the Company’s share of revenue is less than the $750, the Buyer will have the right to recover the difference between the amount earned by the Company and the $750. Moreover, the Company will continue to receive 50% of the net revenues generated by the successfully transferred contracts for an additional period through August 2012.

In connection with the sale of the client contracts to TrialPay, management of the Company also made the concurrent decision to abandon the Lift Media business model and software platform altogether.

For the year ended December 31, 2010, the loss on disposal / abandonment of the Lift Media assets is calculated as follows:

Cash received	$1,250
Less: Cash due TrialPay as not yet earned	(558)

Net proceeds earned through December 31, 2010	692
Less: write-off of net book value of assets related to the Lift Media business	(5,055)

Net loss on disposal of Lift Media business	$(4,363)

The net book value of the major classes of assets disposed consists of intangible assets of $2,761 and capitalized software of $2,294.

(b)	Lead Relevance

On July 21, 2009, the Company sold the assets related to its Lead Relevance business (Lead Relevance), which had been acquired by the Company in 2007 and had been a separate reporting unit of the Company through the date of sale. On that date, the Company entered into an Asset Purchase Agreement with LendingTree, LLC (the Buyer) for a sale price of $3,650. The amount was paid to the Company on the closing date. The Company transferred certain assets, to the Buyer and the Buyer assumed certain obligations of the business. The results of the Lead Relevance business through the date of sale in 2009 are reflected in discontinued operations in the consolidated statements of operations.

The Company also entered into earn-out agreements with some of the former employees of Lead Relevance. Under those agreements, two of those employees received a share of the proceeds from the sale of the division, totaling $1,675. The payments were considered compensation by the Company and both employees joined the Buyer as employees on the date of the sale. The amount paid to the former owners was included as a cost of the sale and as a reduction to the gross proceeds. The gross proceeds were also reduced by legal and other costs totaling $555. The pre-tax gain from the sale of Lead Relevance, which is reflected in gain on sale of discontinued operations, was $156. In connection with the sale, the Company recognized a tax benefit of $293 associated with the expected realization of a deferred tax benefit related to capital loss carryforwards for which a valuation allowance had previously been maintained.

As further detailed in note 9, the Company had a line of credit through November 2010. The terms of this agreement, among others, require the Company to prepay the outstanding principal amount of its loans in an amount equal to 100% of the net cash proceeds received by the Company or its subsidiaries in connection with any disposition. As such, on July 24, 2009 the net proceeds from the sale of $1,420 were transferred to the lender as required under the indebtedness agreement.

At December 31, 2008 the major classes of assets and liabilities related to the disposal of the Lead Relevance business consist of the following:

Accounts receivable	$1,934
Property and equipment, net	382
Deferred costs	20
Goodwill	1,270
Intangible assets	743

Total assets	4,349
Total liabilities associated with the assets	(985)

Net Lead Relevance assets at December 31, 2008	$3,364

No other assets or liabilities of the Lead Relevance business remain at December 31, 2010 or 2009.

(c)	Loyalty Ventures

On June 30, 2008, the Company completed the acquisition of a majority of Loyalty Ventures’ assets, for a total purchase price of $1,300, which was paid to the seller on the closing date. In addition, $287 of fees and expenses were paid in connection with this acquisition for a total purchase price of $1,587.

Under the purchase method of accounting, the final total purchase price was allocated to the fair values of the assets acquired as of June 30, 2008. As part of the acquisition, no liabilities were assumed by the Company. The Company determined the fair values of the acquired assets as follows:

Asset	Useful life (in years)	Fair value
Internally developed software	6	$600
Goodwill	n/a	547
Client relationships	10	330
Trade names/trademarks	8	20
Noncompete agreements	7	90

Total acquired intangible assets		987

Total purchase price		$1,587

The Company is amortizing Loyalty Venture’s acquired intangible assets over their expected period of future benefit, which on a weighted average basis is 9.3 years. The goodwill recognized is deductible for income tax purposes.

(5)	Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization expense is computed using the straight-line method over the estimated useful lives of the related assets. Property and equipment consisted of the following at December 31, 2010 and 2009:

	Estimated useful life	2010	2009
Computer equipment and software	2 to 4 years	$9,237	9,567
Capitalized software development costs	2 to 6 years	6,137	8,827
Leasehold improvements	0.5 to 10 years	1,663	1,926
Office equipment	2 to 5 years	1,486	1,607
Furniture and fixtures	5 years	1,119	1,625

		19,642	23,552
Less accumulated depreciation and amortization		(14,397)	(13,894)

Property and equipment, net		$5,245	9,658

Leasehold improvements are amortized over the lesser of the useful life of the asset or the term of the underlying lease.

The Company capitalizes major improvements that add to productive capacity or extend the life of an asset. Repairs and maintenance expenditures are expensed as incurred. The cost of assets and the related depreciation are written off when such assets are disposed of or are permanently removed from service, and any related gains or losses on the disposals are reflected in current earnings. Depreciation and amortization expense was $3,647, $4,648 and $3,203 for the years ended December 31, 2010, 2009 and 2008, respectively.

In 2010, the Company disposed of certain assets of its Lift Media business, resulting in the write off of $2,294 of net software development costs (see note 4).

Leases

The Company leases certain of its facilities and equipment under operating leases, expiring through 2016. Aggregate future minimum lease payments under these noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2010 are as follows:

For the year ending December 31,
2011	$2,031
2012	2,024
2013	1,825
2014	1,353
2015	325
Thereafter	24

$7,582

During 2010, 2009 and 2008 rent expense recorded on operating leases amounted to $3,914, $3,535 and $3,246 respectively.

In March 2010, the Company closed down its customer service facility in Gilbert, Arizona. Through December 31, 2010 the Company made a total of $163 in rent payments related to this facility. In July 2010, the Company vacated the facility and signed a lease buy-out agreement in which it agreed to pay an additional $550 to satisfy its commitment.

Rent expense, including the amounts related to the Gilbert, Arizona facility, are included in general and administrative expenses on the Company consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008.

(6)	Goodwill

Changes in the Company’s goodwill balances for the years ended December 31, 2010, 2009, and 2008 are as follows:

Balance as of December 31, 2007	$192,912
Tax reserve adjustment	(966)
Lift Media acquisition (see note 4)	3,896
Loyalty Ventures acquisition (see note 4)	547
Lead Relevance acquisition adjustment	20

Balance as of December 31, 2008	196,409
Lift Media earn-out payment in 2009	3,213
Sale of Lead Relevance net assets in 2009 (see note 4)	(1,270)
Goodwill impairment in 2009	(95,600)

Balance at December 31, 2010 and 2009	$102,752

The tax reserve adjustment in 2008 relates to tax amounts recorded in connection with the May 12, 2005 merger and acquisition of Webloyalty.com which was no longer needed.

On May 27, 2008, the Company completed the acquisition of Lift Media’s stock for a preliminary purchase price of $8,680. In August of 2009 the final purchase price was determined. On the basis of a previously agreed upon earn-out agreement, the additional purchase price was determined to be $3,213 and a corresponding increase to goodwill was recorded. In May 2010, the Company made the decision to dispose of certain assets of the Lift Media business (see note 4).

At December 31, 2009, the Company had a number of conditions posing significant risk to the expected future results of operations and cash flows of the Company. These conditions included:

•	the costs associated with several legal and regulatory proceedings;

•	the adverse impact to client and new member expansion, revenues and profits resulting from the negative publicity generated by these legal and regulatory matters; and

•	debt obligations of $43,180 that were required to be repaid in full by May 2010 (see note 9).

These adverse conditions were a contributing factor to the Company’s interim assessment of goodwill for impairment at December 31, 2009, which resulted in an impairment charge of $95,600. There were no goodwill impairment charges in 2010 or 2008.

(7)	Intangible Assets

Intangible assets consisted of the following at December 31, 2010 and 2009:

		2010			2009
	Amortizable life	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net

Intellectual property, trade names, trademarks and patents	8 to 10 years	$21,371	(14,278)	7,093	21,561	(11,834)	9,727
Consumer/member relationships	2 years	39,000	(39,000)	—	39,000	(39,000)	—
Client relationships	9 to 14 years	33,854	(21,266)	12,588	36,414	(18,017)	18,397
Noncompete agreements	2 to 7 years	149	(91)	58	1,279	(526)	753
Domain names	3 years	123	(123)	—	133	(128)	5

		$94,497	(74,758)	19,739	98,387	(69,505)	28,882

The weighted average remaining useful life of acquired intangible assets at December 31, 2010 was 3.2 years and amortization expense was $6,382, $7,517 and $6,760 for the years ended December 31, 2010, 2009 and 2008, respectively. At December 31, 2010, the estimated annual amortization expense of acquired intangible assets during each of the next five years is: $6,186 in 2011; $6,186 in 2012; $5,854 in 2013; $1,389 in 2014 and $124 in 2015. Future acquisitions or impairment events could cause these amounts to change.

In 2010, the Company disposed of certain assets of its Lift Media business, resulting in the write off of $2,761 of net intangible assets (see note 4).

(8)	Accrued Liabilities

Accrued liabilities consisted of the following at December 31, 2010 and 2009:

	2010	2009
Litigation and legal	$16,482	15,173
Merger legal fees	1,391	—
Employee wages and benefits	3,510	2,560
Retention bonuses	1,070	—
Taxes other than income taxes	727	630
VAT tax payable	5,290	1,177
Client advertising fees	6,820	13,316
Other	8,090	8,016

	$43,380	40,872

Accrued legal liabilities include estimated costs for the settlement of a class action lawsuit, out of class settlements and multiple other pending litigation matters from various jurisdictions (see note 15).

(9)	Debt

The Company had a line of credit (the Facility) in the amount of $66,570 at December 31, 2009 .

At December 31, 2009, the Company had an outstanding balance of $43,179. The Facility interest was based upon the London Interbank Offered Rate (LIBOR) plus a margin, which in 2010 and 2009 was at a floor of 4.75%, plus a margin of 4.0%. The Facility was secured by a lien on all intellectual, personal and real property owned by the Company.

During 2010, 2009 and 2008, the Company recorded interest expense of $1,707, $4,069 and $4,332, respectively, related to the Facility. The weighted average interest rates on the borrowings outstanding during 2010, 2009 and 2008 were 10.24%, 8.75% and 7.10% respectively.

Effective January 1, 2006, the facility commitment decreased by $1,500 per quarter and the Facility was scheduled to expire and be repaid in full by May 2010. In February 2010, the Company signed an amendment that modified the terms and expiration date of its loan. The expiration date was extended to November 2010 and the interest rate changed from a variable rate that averaged 8.75% per month in 2009 to a variable rate that ranged from 8.75% to 15% per month. The amendment provided for the rescheduling of loan payments by making a payment of $22,000 concurrent with the amendment and future monthly payments ranging from $1,750 to $6,750 through the payoff of the outstanding balance and expiration of the Facility in November 2010. Each repayment or prepayment of the outstanding principal of the loans resulted in a corresponding permanent reduction in the credit commitment on a dollar-for-dollar basis. The amendment also set limits for the Company’s Senior Leverage Ratio, Interest Coverage Ratio, Consolidated EBITDA and Capital Expenditures for 2010. The Company was in compliance with all of the financial covenants through the expiration date of the Facility.

The loan was repaid in full by the Company by November 2010 in accordance with the amended repayment schedule and there are no amounts outstanding as of December 31, 2010.

(10)	Stockholders’ Equity

The authorized capital stock of the Company consists of 99,500,000 shares, divided into 97,500,000 shares of Common Stock, with a par value of $0.01 per share (the Common Stock), and 2,000,000 shares of Convertible Preferred Stock, with a par value of $0.01 per share.

(a)	Convertible Preferred Stock

Each holder of Convertible Preferred Stock (the Preferred Stock) is entitled to one vote for each share of Common Stock into which the Preferred Stock could be converted. In the event of any liquidation, dissolution or winding up of the Company, or in the event of its insolvency, the holders of Preferred Stock are entitled to be paid, out of the net assets of the Company available for distribution, $85.34 per share (the Preferential Amount) at December 31, 2010 and 2009 (subject to the Preferred Stock Fixed Liquidation Preference Amount as defined below). Holders of Preferred Stock are also entitled to be paid, out of the available net assets of the Company, an amount equal to the amount per share that would have been payable if the outstanding shares of Preferred Stock were converted into Common Stock.

In the event the Company declares or pays any dividend or other distribution on any share of Preferred Stock or Common Stock issued upon the conversion of Preferred Stock, the Preferential Amount shall be reduced by an amount equal to the quotient of: (a) the aggregate amount of the consideration received by the holders of Preferred Stock minus consideration received by the holders of Common Stock; minus the product of the number of Preferred Shares multiplied by the then preference amount, divided by (b) the number of outstanding shares of Preferred Stock. This new lowered value represents the Preferred Stock Fixed Liquidation Preference Amount. As of December 31, 2010 and 2009, the return of a portion of the majority stockholders’ original investment resulting from the Corporate Debt Recapitalization described in note 11, resulted in a decrease in the Preferential Amount of $14.66 per share from the Preferential Amount at the date the Preferred Stock was issued of $100 per share.

If the Company declares and pays a dividend on the shares of Common Stock, the holders of Preferred Stock shall be entitled to share in such dividend on a pro rata basis as if their shares had been converted into shares of Common Stock. Each share of Preferred Stock is convertible into 50 shares of Common Stock.

(b)	Common Stock

Each holder of Common Stock is entitled to one vote per share. Subject to preferences applicable to the Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available.

(c)	Treasury Stock

At December 31, 2010 and 2009, the treasury stock reflected in the Company’s consolidated balance sheets is carried at the amount paid at the time of purchase. In July 2009, the Company completed a share repurchase transaction with one of its former officers whereby the Company purchased 155,425 of its outstanding common shares owned by the former officer at $3.43 per share for a total purchase price of $533.

(11)	Corporate Debt Recapitalization

On July 18, 2007, the Company’s Board of Directors approved (1) a cash dividend to existing stockholders and a cash bonus to vested and unvested incentive stock option holders and vested nonqualified stock option holders in the amount of $46,000 (approximately $0.55 per share), payable on July 25, 2007; and (2) to unvested nonqualified stock option holders and warrant holders, a reduction to the strike price of all such outstanding stock options and warrants of $0.51 per share, which represents the change in fair market value of the Company’s Common Stock as a result of the cash dividend. The approved transactions are herein referred to as the “Corporate Debt Recapitalization.” The Company recorded a dividend of $44,340 and compensation expense related to the bonus payments of $1,660 on the date of the transactions. In addition, on the transaction date, the Company recognized $411 of incremental compensation expense associated with the modification of terms of the outstanding warrants.

As a result of the modification of terms of the unvested nonqualified stock options, the Company will recognize the incremental compensation expense over the remaining vesting period of the awards, which amounted to $99, $193 and $254 for the years ended December 31, 2010, 2009 and 2008, respectively.

The remaining unrecognized incremental compensation expense will be recognized over the remaining vesting period of the awards as follows:

For the year ending December 31,
2011	$24
2012	8

$32

(12)	Share-Based Compensation

(a)	Stock Option Plans

The Company’s Board of Directors administers the 1999 Webloyalty.com Incentive Stock Option Plan, the 1999 Webloyalty.com Non-Qualified Stock Option Plan and the 2005 Webloyalty Holdings, Inc. and Subsidiary Equity Award Plan (collectively, the Plans). The maximum number of shares of Common Stock authorized to be issued under these Plans is 9,226,958 (excluding the 1,953,533 options which were exchanged for options in the Company’s stock in connection with the May 12, 2005 merger transaction). The Company’s Board of Directors and Compensation Committee have the authority to determine the number, terms and conditions of option grants under the Plans. Upon the exercise of options, new shares of the Company’s Common Stock are issued.

A summary of all stock option activity from December 31, 2007 to December 31, 2010 is as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (in years)
Outstanding at December 31, 2007	8,533,214	$1.99
Granted	1,182,500	4.36
Exercised	(97,100)	0.39
Forfeited	(470,726)	1.97

Outstanding at December 31, 2008	9,147,888	1.99
Exercised	(729,314)	1.19
Forfeited	(817,952)	2.45

Outstanding at December 31, 2009	7,600,622	2.41
Forfeited	(2,997,968)	2.63
Cancelled	(823,742)	1.86

Outstanding at December 31, 2010	3,778,912	$2.35	6.12

Exercisable at December 31, 2010	3,408,412	$2.24

Forfeitures represent the surrender of unvested awards due to employee terminations (voluntary and involuntary). Cancellations represent the expiration of vested awards not exercised within the required period. There were a significant number of employee terminations in 2010 as a result of the Company’s decision to realign its existing operations and reduce its US workforce and implement a hiring freeze. The intrinsic value of stock options exercised during 2010 and 2009 amounted to $0 and $2,245, respectively. The Company did not capitalize any share-based compensation expense as part of the cost of an asset for any periods presented.

Stock options are exercisable ratably over four or five years from the date of grant and expire ten years from the date of grant. Of the total outstanding stock options at December 31, 2010, 3,476,000 options are expected to vest over their remaining vesting terms.

The Company utilizes the Black-Scholes option pricing model, which was developed for use in estimating the value of freely traded options that have no restrictions and are fully transferable. Similar to other option pricing models, this model requires the input of highly subjective assumptions, including dividend yield, stock price volatility, risk-free interest rate and the expected option life. The Company did not grant any options in 2010 or 2009, respectively. The fair value of the stock options was estimated at the grant dates with the following weighted average assumptions for the year ended December 31, 2008:

2008
Dividend yield	—%
Volatility	53.95
Risk-free interest rate	3.08
Expected option life	6.25
Weighted average fair value per option granted	$2.39

Dividend yield—The Company does not have plans to pay any dividends in the foreseeable future.

Volatility—This is a measure of the amount by which a stock price has fluctuated or is expected to fluctuate. In determining its expected volatility, the Company utilized the historical volatility of comparable publicly traded peer companies within its industry and considered company-specific factors, if relevant, given the lack of company-specific historical stock price information.

Risk-free interest rate—This is the U.S. Treasury rate as of the grant date having a term approximately equal to the expected life of the option.

Expected option life—This is the period of time over which the options granted are expected to remain outstanding. The Company determined the expected option life in accordance with authoritative guidance which established principles and requirements for share-based payments, which essentially averages the vesting term and the contractual term of the options granted.

462,000 of the stock options outstanding as of December 31, 2006 related to performance-based options. These performance-based options vest ratably over four years, although vesting only commences upon the attainment of a cumulative revenue target as specified in the employee’s stock option agreement; which target was attained during 2007. However, the Company measured and began recording compensation expense for these options during 2006, as management concluded it was probable that the revenue target would be achieved. Equity compensation expense related to these options was $55, $103 and $177 for the years ended December 31, 2010, 2009 and 2008 respectively.

Aggregate compensation expense for share-based grants issued under the current authoritative guidance which established principles and requirements for Share-Based Payments, including incremental compensation expense for modifications of warrants and unvested nonqualified stock options recorded as part of the Corporate Debt Recapitalization described in note 11, and for Restricted Stock granted in 2009 as described below, was $1,397, $3,687 and $3,785 for the years ended December 31, 2010, 2009 and 2008, respectively. The total income tax benefit recognized in the statements of operations for share-based compensation arrangements were $458, $1,411 and $1,280 for the years ended December 31, 2010, 2009 and 2008, respectively. During the years ended December 31, 2010, 2009 and 2008, 2,624,000, 1,148,000 and 1,447,000, respectively, of stock options vested.

As of December 31, 2010, there was $2,224 of total unrecognized compensation expense related to unvested share-based compensation arrangements, which is expected to be recognized over a weighted average period of 1.13 years. Estimated compensation expense for the next 5 years is: $1,664 in 2011; $560 in 2012; zero in 2013; zero in 2014; and zero in 2015.

(b)	Warrants to Purchase Common Stock

On May 12, 2005, the rights to purchase up to 5,266,000 shares of Common Stock were issued in the form of warrants to certain key employees. At the time of issuance, the exercise price of each warrant was above the estimated fair value of the Company’s Common Stock. All such warrants have a 7 year life. At December 31, 2010 and 2009, respectively, there were 1,780,000 and 4,411,000 warrants outstanding. At December 31, 2010 and 2009, the weighted average exercise price for the warrants outstanding was $3.77 and $3.85, respectively, as adjusted for the Corporate Debt Recapitalization and Preferred Stock dividend described in note 11.

(c)	Restricted Stock

The Company issued 432,000 shares of Restricted Stock to key employees in 2008, net of shares withheld by the Company to settle required minimum payroll taxes. Each holder of Restricted Stock is entitled to one vote per share. Subject to preferences applicable to the Preferred Stock, holders of Restricted Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. The Restricted Stock vested 20% upon issuance and then ratably thereafter on the first, second and third anniversaries. At December 31, 2010 and 2009, there were 317,000 and 432,000 shares of Restricted Stock issued and outstanding, respectively, all of which were granted in 2008 and of which 279,000 shares were vested at December 31, 2010. In 2010, 115,000 shares of Restricted Stock were forfeited.

(13)	Income Taxes

Income tax expense (benefit) on income from continuing operations consists of the following components for the years ended December 31, 2010, 2009, and 2008:

	2010
	Current	Deferred	Total
Federal	$23,120	(19,647)	3,473
State	(680)	(6,396)	(7,076)
Foreign	2,813	(125)	2,688

Total	$25,253	(26,168)	(915)

	2009
	Current	Deferred	Total
Federal	$9,762	(1,777)	7,985
State	3,638	(123)	3,515
Foreign	963	(286)	677

Total	$14,363	(2,186)	12,177

	2008
	Current	Deferred	Total
Federal	$14,547	(1,879)	12,668
State	3,472	1,005	4,477

Total	$18,019	(874)	17,145

A reconciliation of income taxes on income from continuing operations before income taxes computed at the U.S. Federal statutory income tax rate to the Company’s effective income tax rate follows:

	2010 percentage	2009 percentage	2008 percentage

U.S. Federal statutory income tax rate	35%	35%	35%
Increase (decrease) resulting from:
State income taxes, net of Federal benefit	(6)	(3)	8
Write-off of investment	(14)	—	—
Goodwill impairment	—	(43)	—
Foreign dividend, net of foreign tax credit	1	—	—
Foreign tax differential	(2)	—	—
Nondeductible reserves	1	(6)	—
Changes in state income tax reserve	(13)	—	—
Changes in valuation allowance	(6)	1	4

	(4)%	(16)%	47%

The components of the deferred income tax balances are as follows at December 31, 2010 and 2009:

	2010	2009
Deferred income tax assets:
Depreciation	$40	—
Net operating loss carryforwards	2,164	2,433
Share-based compensation	3,245	2,978
Accrued liabilities	4,013	7,314
Capital loss carryforward	1,268	1,815

	10,730	14,540
Less valuation allowance	(2,111)	(3,679)

	8,619	10,861

Deferred income tax liabilities:
Depreciation	—	(362)
Capitalized software development costs	(450)	(742)
Deferred direct-response advertising costs	(3,200)	(26,071)
Intangible assets	(7,403)	(12,454)
Unremitted foreign earnings, net	(328)	(119)

	(11,381)	(39,748)

Net deferred income tax liability	$(2,762)	(28,887)

At December 31, 2010, management has concluded that it is “more-likely-than-not” that the results of future operations will generate sufficient taxable income to realize the Company’s deferred tax assets, except for those related to the France net operating loss carryforward and a capital loss carryforward for which valuation allowances have been established. At December 31, 2010 and 2009, the Company has a gross net operating loss carryforward in France of $6,493 and $7,261, respectively. At December 31, 2010 and 2009, the Company has recorded a full valuation allowance against the deferred income tax assets associated with the France foreign net operating loss carryforwards, as well as other France deferred income tax assets, as management currently believes that it is not “more likely than not” that they will be realized. France net operating loss carryforwards have no expiration dates. In 2009, the Company determined that its U.K. deferred tax assets were more likely than not expected to be realized and, accordingly, reversed its valuation allowance associated with these assets in the amount of $719.

The Company’s 2005 and 2006 U.S. Corporation Income Tax Returns were examined by the Internal Revenue Service in 2008. The net result of the examination was a favorable adjustment of $966 related to the tax treatment of certain costs associated with the May 12, 2005 merger transaction which was recorded as a reduction of goodwill in 2008 (see note 6).

The Company adopted the provisions of FIN 48 on January 1, 2009. As a result of the implementation of FIN 48, the Company recognized a $123 decrease in the liability for unrecognized tax benefits, which was accounted for as an increase to the January 1, 2009, balance of retained earnings (deficit). A reconciliation of the beginning and ending amount of total unrecognized tax benefits is as follows:

Balance at January 1, 2009	$2,305
Increase related to prior year tax position	229
Increase related to current year tax postion	790
Settlements	(103)

Balance at December 31, 2009	3,221
Increase related to prior year tax position	—
Increase related to current year tax position	—
Settlements	(2,815)

Balance at December 31, 2010	$406

The Company, including its domestic subsidiaries, files consolidated federal and state income tax returns. For calendar years 2007, 2008 and 2009 the Company remains subject to U.S. federal and state examinations. In addition, the Company remains subject to state examinations, other than New York and Connecticut, with regard to federal adjustments from its 2005 and 2006 IRS examination.

During 2009, the Company settled a New York examination for the 2005 through 2007 tax years. Therefore, these years are effectively settled for New York state tax purposes.

During 2010, the Company settled a State of Connecticut (CT) examination of the Company’s income tax returns for 2004, 2005 and 2006. A settlement payment of $406 was made in February 2011.

Interest (benefit) expense recognized related to uncertain tax positions amounting to $(794), $381 and $277 in 2010, 2009 and 2008, respectively, was included in income tax expense. Total accrued interest as of December 31, 2010 and 2009 was $ 0 and $794, respectively.

(14)	Defined Contribution Plan

The Company has a defined contribution plan, the Webloyalty.com, Inc. 401(k) Plan (the Plan), covering most employees. Employees are eligible for participation in the Plan upon completion of three months of service and are able to join the Plan on the first day of each month. The Company matches contributions for participants at amounts up to five percent of compensation, not to exceed $1,300 annually per participant. Expense recognized for the year ended December 31, 2010, 2009 and 2008 was $189, $206 and $159, respectively.

(15)	Commitments and Contingencies

The Company is party to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters has had and may continue to have a material impact on the Company’s consolidated financial position, results of operations, or liquidity.

Until August 1, 2009 the company generally received name, address and billing information from its marketing partners after the consumer authorized such transfer (“data pass marketing”). From August 1, 2009 to January 12, 2010, the Company continued to receive consumer information from its marketing partners via data pass but also required consumers to provide the Company with the last 4 digits of their billing information. Beginning January 13, 2010, the Company ceased receiving consumer information from marketing partners and began to require all consumers to provide their billing information directly to the Company.

(a)	Settlement of 2006 Class Action Lawsuit

On September 11, 2006, a class action lawsuit was filed against the Company in the U.S. District Court of Massachusetts alleging that the Company, in association with its distribution partners, unlawfully obtained consumers’ billing information and used this information to sell fee-based membership programs.

On January 29, 2009, the Company entered into a definitive settlement agreement with the plaintiffs in full resolution of the lawsuit. The Company recorded a liability of $9,297 related to the lawsuit as of December 31, 2008 which represented the probable and reasonably estimable amounts the Company expected to pay for settlement payments to class members, plaintiffs’ legal fees and administrative and other costs. This cost was recorded in the consolidated statements of operations as litigation and legal costs for the year ended December 31, 2008.

A motion to approve the settlement agreement was filed on January 29, 2009. On June 23, 2009, the parties in the class action filed a proposed amended Stipulation of Settlement with the district court to address various objections raised to the Stipulation of Settlement, including those raised by the New York Attorney General. On July 13, 2009, the Court entered judgment approving the proposed settlement, as amended, and granting the request of plaintiffs’ counsel for an award of attorneys’ fees and expenses. The Settlement, as amended, became effective on August 13, 2009.

Under the approved Settlement, the Company agreed to provide up to full refunds on a claims-made basis to any class member who was charged for two or more months of a membership during the period between January 1, 2000 and September 30, 2008 and who met certain other eligibility criteria. The settlement also provided for comprehensive changes to the Company’s enrollment page along with other changes to the manner in which the Company communicates with its members after enrollment. Finally, pursuant to the Settlement, as amended, the Company paid plaintiffs’ counsel $2,700 for attorneys’ fees and reimbursement of expenses and paid each of the five class representatives in the class action incentive awards in individual amounts of $2. Under the terms of the Settlement, as amended, the Company also paid the cost for the settlement administrator, separately from and without reducing the payments available to the settlement class. All payments required to be made under the class action, including claims payments, were made in full through December 31, 2010.

(b)	Out of Class Mailing

Also, in 2009, the Company voluntarily implemented a mitigation plan similar to the Class Action settlement (the “Plan”) for the out-of-class members (“out of class members”). Out-of-class members were defined as:

•

Members who joined between October 1, 2008 and July 31, 2009, which represent consumers who were not class members under the 2006 Class Action and who were enrolled via data pass marketing prior to the Company requiring consumers to enter the last four digits of their billing information;

•	Members who were billed;

•	Active members, and;

•	Cancelled members who did not receive a full refund.

Out of class members that filed a claim with the administrator were eligible to receive a full refund. As of December 31, 2009, accruals were recorded for claims awards mailings and all such payments were paid in full as of December 31, 2010.

(c)	U.S. Senate Commerce Committee Investigation

The United States Senate Committee on Commerce, Science and Technology made an oversight inquiry into the business practices of the Company and its primary competitors. This inquiry and investigation commenced on May 27, 2009. The Committee released a Report of its investigation and held a related hearing on November 17, 2009. The report and the hearing were critical of certain industry business practices, including certain of the Company’s past business practices, which largely had been mitigated by the Company before issuance of the Committee Report, including requiring the consumer to enter the last four digits of their billing information in order to enroll in a program. The Committee investigation did not create any direct claim or assessment against the Company. However, because of its highly visible nature, the Committee investigation created a potentially material negative affect on the Company’s reputation and its scrutiny by regulators and litigators. No accrual was established or considered necessary as of December 31, 2010 or 2009 for this matter since a liability arising from this investigation is neither probable nor reasonably estimable.

(d)	2009 California Class Action

On November 17, 2009, the Company received a demand letter from Geoffrey J. Spreter, Esq., purportedly on behalf of himself and a putative class of California members of certain of the Company’s programs, claiming violations of the California Consumer Legal Remedies Act (“CLRA” or “Act”), California Civil Code §1750, et seq., and based on alleged acts and practices substantially similar to those claimed in the Consolidated Action (the “Spreter Demand”). On December 15, 2009, the Company rejected Mr. Spreter’s demand letter, in light of the release in the court-approved settlement, the applicable statute of limitations, and the refunds being provided voluntarily by the Company to members of the purported California class who joined the Company’s programs after the end of the class period covered in the Consolidated Action. The Company has not received further communication from Mr. Spreter. No accrual was established or considered necessary since a loss arising from this investigation is neither probable nor reasonably estimable at December 31, 2010 or 2009.

(e)	2010 Class Action lawsuits—California (CA) & Connecticut (CT)

A class action lawsuit was filed in federal court in CA on June 25, 2010 citing in support certain alleged industry practices of which the U.S. Senate Commerce Committee was critical, as described above. The time period covered by this new class action is for members who joined a membership program from October 1, 2008 to January 13, 2010, which is the time period that is subsequent to the original 2006 class action settlement and which ends when the Company required that all consumers enter their full credit card information in order to enroll in a program.

Another substantially similar class action lawsuit was filed in federal court in CT on August 27, 2010. The time period covered by this new class action is October 1, 2008 to the date judgment is entered by the court (either a trial end date or a mutually agreed upon settlement date).

Motions to dismiss have been filed in each case and certain limited discovery has been conducted in the California action. The Company has accrued for estimated legal fees associated with these class actions at December 31, 2010. However no accruals were established or considered necessary for damages and /or settlement payments as of December 31, 2010 or 2009, since losses arising from such matters are neither probable nor reasonably estimable.

(f)	2011 Class Action lawsuit—Virginia (VA)

A class action lawsuit, substantially similar to the class action lawsuits in CA and CT, was filed in federal court in VA on February 24, 2010. At December 31, 2010 an estimate of loss arising from this matter is neither probable nor reasonably estimable.

(g)	New York Attorney General (NYAG) Inquiry

In 2008, the NYAG inquired about the Company’s business practices and requested information from the Company. The NYAG contacted the Company again in April 2009 when it received notice of the Stipulation of Settlement in the class action litigation. The NYAG then formalized its investigation on July 6, 2009 by serving the Company with a subpoena duces tecum for documents and information and supplemental subpoena in November 2009. The Company responded to these subpoenas as information was requested. In December 2009, the NYAG also issued subpoenas duces tecum to certain on-line retailers that had/have contracts with the Company relating to the marketing of the Company’s membership programs. In January 2010, the NYAG announced an investigation of 22 online retail companies and 3 companies that market membership clubs, including 15 of the Company’s former and/or current clients and the Company’s two main competitors.

As of September 13, 2010, the Company and the NYAG agreed to a settlement agreement (the “2010 Settlement Agreement”) for $5,200 in costs, fines and penalties, a restitution program for certain NY residents that joined a membership program from October 1, 2008 to January 13, 2010 upon submission of a claims form and changes to the Company’s marketing of its membership programs. Costs, fines and penalties were paid in 2010 in their entirety. Restitution payments and costs for administration will be made in 2011.

The Company also paid a portion of such clients’ payments to the NYAG in connection with their settlements with the NYAG during 2010. As of December 31, 2009, accruals were recorded for the costs, fines, penalties, restitution and contractual reimbursement of certain clients ultimately agreed to in the 2010 Settlement Agreement. As of December 31, 2010, the costs for remaining restitution payments, administrative costs remaining and client indemnifications are accrued as they are both probable and reasonably estimable.

(h)	Other State Matters

During 2009 and 2010, the Company received inquiries from numerous state attorneys general relating to the marketing of its membership programs. The Company has and continues to respond to each state’s request for documents and information and is in active discussions with states regarding the resolution of these matters. As of December 31, 2010 and 2009, accruals were recorded based on the Company’s best estimate of the probable outcomes as they relate to these specific inquiries and other state matters.

(i)	District of Columbia Attorney General (DCAG) Inquiry

On February 3, 2011, the Attorney General for the District of Columbia issued a subpoena to the Company requesting documents relating to the Company’s marketing and business practices for the period of January 1, 2007 through February 2, 2011. The DCAG has confirmed to the Company’s outside counsel that they will join the pending multi-state investigation described above. As of December 31, 2010, an accrual was recorded based on the Company’s best estimate of the probable outcomes as they relate to this specific inquiry and other state matters.

(j)	Patent Litigation

On January 24, 2008 Source, Inc. filed a complaint against the Company and 37 other defendants in the U.S. District Court for Eastern Texas. The complaint alleged that the Shopper’s Discounts Rewards Program and Savings Key Software operated by the Company infringed a patent exclusively licensed by Source, Inc. purporting to cover systems and methods of a “Centralized Consumer Cash Value Accumulation System for Multiple Merchants” (U.S. Patent RE 36,116), and sought injunctive relief, monetary damages, prejudgment interest, costs, treble damages for willful infringement and attorneys fees. As of December 31, 2009, an accrual of $320 was recorded based on the Company’s best estimate of the probable outcome of this litigation. A settlement was reached in 2010 with Source, Inc. and an accrual for the payment of such settlement of $135 is accrued as of December 31, 2010. This settlement was paid in January 2011.

Summary

The impact of all legal matters on the Company’s financial statements for the years ended December 31, 2010, 2009 and 2008 is summarized as follows:

	2010	2009	2008
Total legal obligations outstanding at beginning of year	$30,709	9,853	466
Total legal expenses	5,781	36,639	12,706
Payments and other adjustments	(17,862)	(15,783)	(3,319)

Total legal obligations outstanding at end of the year	$18,628	30,709	9,853

The December 31, 2010 total legal obligations outstanding are comprised of $17,873 in accrued liabilities and $755 in accounts payable. The December 31, 2009, balance is comprised of $15,173 in accrued liabilities, $2,383 in accounts payable and $13,153 in other long-term liabilities. The obligation of $18,628 accrued at December 31, 2010 is expected to be paid in 2011.

The amounts accrued for the above matters as of December 31, 2010, 2009 and 2008 are the Company’s best estimates after consultation with outside legal counsel. In addition, the reasonably possible loss beyond the amounts accrued is estimated at approximately $5,000. However, litigation and regulatory matters are inherently unpredictable and, although the Company believes that the accruals are adequate and it intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a materially adverse effect on its financial condition, results of operations or cash flows.